Exhibit 10.81

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (the “Agreement”), dated as of February 4, 2008, by and among the Serafina Holdings Limited, a Bermuda exempted company (the “Company”); the Shareholders listed on Schedule A hereto (together, the “BC Investors”); the Shareholders listed on Schedule B hereto (together, “Silver Lake” and together with the BC Investors and Silver Lake, the “Shareholders”).

RECITALS

WHEREAS, the Company has entered into that certain Share Purchase Agreement (the “SPA”), dated as of June 19, 2007, by and among the Company and Serafina Acquisition Limited, a Bermuda exempted company (the “Buyer”), Intelsat Holdings, Ltd., a Bermuda company (“Intelsat”), and the Shareholders signatory thereto (the “Sellers”), pursuant to which the Sellers agreed to sell the Sale Shares (as defined therein) to Buyer on the terms and conditions set forth in the SPA (the “Transaction”);

WHEREAS, the closing (the “Closing”) of the Transaction is taking place on the date hereof;

WHEREAS, as of the Closing, the Shareholders will hold the number of shares of Common Stock of the Company (the “Shares”) as set forth opposite such Shareholder’s name on the Schedules hereto;

WHEREAS, this Agreement shall become effective upon the Closing; and

WHEREAS, the Shareholders and the Company desire to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition and voting of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

MONITORING FEE AGREEMENT

Section 1.01 Monitoring Fee Agreement. Intelsat (Bermuda), Ltd. has entered into a monitoring fee agreement, substantially in the form attached hereto as Exhibit A (the “Monitoring Fee Agreement”), with BC Partners Limited and Silver Lake pursuant to which the Company, will, among other things, (i) pay to BC Partners Limited and Silver Lake a transaction fee in the amount of $60,000,000 to be apportioned in the manner specified therein, (ii) agree to pay to BC Partners Limited and Silver Lake an annual monitoring fee as provided therein, and (iii) agree to reimburse BC Partners Limited and Silver Lake for expenses and costs incurred both in connection with this Agreement, the transactions contemplated by the SPA and activities under the Monitoring Fee Agreement after the Closing.

ARTICLE II

CORPORATE GOVERNANCE; INFORMATION RIGHTS

Section 2.01 Initial Board of Directors. The initial Board of Directors of the Company (the “Initial Board of Directors”) as of the Closing shall consist of the following directors:

Name of Director	Type of Director

Egon-Pierre Durban	Nominated by Silver Lake

Raymond Svider	Nominated by BC Investors

Kevin O’Donohue	Nominated by BC Investors

Joseph Wright	Chairman

Each of such Directors shall hold office until such person’s death, disability, resignation or removal, or until such Directors’ successor shall have been duly elected and qualified, in each case in accordance with the terms of Article II hereof and of the Bye-Laws. Each Shareholder hereby consents to the election of the nominees to such Initial Board of Directors as listed above, effective as of the Closing.

Section 2.02 Subsequent Board of Directors. (a) Nomination.

(i) The Company and the Shareholders shall take such action as may be required under applicable law to cause the board of directors of the Company (the “Board”, and each director of the Board, a “Director”) to consist of up to seven (7) Directors. The Shareholders and the Company agree that (w) the BC Investors shall be entitled to nominate for election to the Board that number of Directors proportionate to the BC Investors’ percentage ownership of the common stock of the Company (on a fully diluted basis) rounded up to the nearest whole number (the “BC Directors”); provided that BC Investors shall be entitled to nominate for election to the Board at least one (1) Director so long as the BC Investors collectively own at least 10% of the outstanding equity interests of the Company on a fully diluted basis (i.e. assuming the exercise or conversion of all options, warrants and other securities or rights which are convertible into or exchangeable or exercisable for Shares); (x) Silver Lake shall be entitled to nominate for election to the Board one (1) Director (the “Silver Lake Director”) so long as (A) Silver Lake owns at least 50% of the Shares set forth opposite Silver Lake’s name on Schedule B attached hereto (or equivalent number of other securities into which such Shares have been converted or exchanged) and (B) the BC Investors have the right to designate three (3) or more BC Directors; (y) the chief executive officer of the Company shall be nominated for election to the Board; and (z) the remaining two (2) Directors (the “Remaining Directors”) shall be nominated, after consultation with Silver Lake in which Silver Lake’s reasonable views and suggestions shall, in good faith, be considered and taken into account, by the holders of a majority of the Shares held by the Shareholders.

(ii) No Director shall be an officer, a member of the board of directors or a non-voting observer of any Person (whether or not to an Affiliate), that in the reasonable judgment of the Board, exercised in good faith, is an actual or potential Competitor of the Company or Intelsat or any Person who (directly or indirectly) (x) holds an ownership interest in such actual or potential Competitor equal to five percent (5%) or more of the outstanding voting securities of such actual or potential Competitor or (y) has designated, or has the right to designate, a member of the board of directors of such actual or potential Competitor, in each case without the approval of the Board.

(iii) Subject to applicable laws and regulations, the Company (in its capacity as the direct or indirect sole shareholder) and the Shareholders shall take all necessary action to cause the persons constituting the Board to be appointed as the sole members of the respective boards of directors of the Buyer, Intelsat and Intelsat, Ltd., and to implement the provisions of this Article II. Notwithstanding anything that may be permitted pursuant to the organizational documents of the Buyer, Intelsat and Intelsat, Ltd., no Person shall take any action with respect to the Company, Buyer, Intelsat and Intelsat, Ltd. that would be inconsistent with the provisions of this Agreement.

(iv) For so long as BC Investors, on the one hand, and Silver Lake, on the other hand, have the right to solely designate at least one Director to the Board, such Shareholder shall have the right to appoint at least one representative to each committee of the Board (or any committee of the respective boards of directors of the Buyer, Intelsat and Intelsat, Ltd., as permitted by applicable laws and regulations.

(b) Voting Agreement. At each election of Directors held after the date hereof (or each written consent in lieu thereof), each Shareholder agrees to vote all Shares owned or held of record by such Shareholder to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to subsection (a) above. The voting agreements contained herein are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

(c) Removal.

(i) BC Investors shall have the sole and exclusive right to remove any BC Director, with or without cause, subject to applicable law, this Agreement and the Bye-Laws. No BC Director shall be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of the BC Investors.

(ii) Silver Lake shall have the sole and exclusive right to remove the Silver Lake Director, with or without cause, subject to applicable law, this Agreement and the Bye-Laws. The Silver Lake Director shall not be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of Silver Lake.

(iii) If the number of directors that BC Investors have the right to nominate for election to the Board is decreased or if BC Investors cease to have the right to nominate any BC Directors for election to the Board, in each case pursuant to Section 2.02(a)(i)(w), then BC Investors shall immediately remove such Director or Directors, as the case may be, from the Board and the number of Directors shall be reduced accordingly.

(iv) If Silver Lake ceases to have the right to nominate the Silver Lake Director for election to the Board pursuant to Section 2.02(a)(i)(x), then Silver Lake shall immediately remove such Director from the Board and the number of Directors shall be reduced accordingly.

(v) In the event that any other Director (excluding the Chief Executive Officer or any of the Remaining Directors) is removed from the Board, the number of members of the Board shall be reduced accordingly to eliminate such Director seat until the Shareholders determine to fill such Director seat in accordance with the terms hereof.

(d) Vacancies. Except as provided in Section 2.02(c)(iii), in the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay in appointment of a BC Director, each Shareholder hereby agrees to vote all Shares owned or held of record by it for the individual designated to fill such vacancy by the BC Investors, as provided in Section 2.02(b). Except as provided in Section 2.02(c)(iv), in the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay in the appointment of the Silver Lake Director, each Shareholder hereby agrees to vote all Shares owned or held of record by it for the individual designated to fill such vacancy by Silver Lake, as provided in Section 2.02(b).

(e) Indemnification; D&O Insurance Matters.

(i) The Company shall indemnify, pay, protect and hold harmless each member of the Board and each Shareholder and its representatives (collectively, the “Indemnitees”) to the fullest extent permitted under applicable law from and against any and all losses which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee when acting on behalf of the Company or any of its subsidiaries (the “Serafina Group”) in any capacity, including as a member of the Board or a committee thereof, board of directors or similar governing body of any member of the Serafina Group or a committee thereof (other than for such losses which are finally judicially determined by a competent court to have resulted from such Indemnitee’s fraud, gross negligence or willful misconduct). The Indemnitee shall have the right to employ joint counsel with the Company satisfactory to such Indemnitee and the Company shall reimburse the Indemnitee for the reasonable fees and expenses of such joint counsel; provided, however, that the Indemnitee shall also have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (x) the employment of such counsel has been specifically authorized in writing by the Company; (y) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnitee; or (z) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Company or any subsidiary or Affiliate of the Company, and such Indemnitee shall have reasonably concluded that either (A) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or such subsidiary or Affiliate of the Company or (B) a conflict may exist between such Indemnitee and the Company or such subsidiary or Affiliate of the Company. These indemnification rights shall be cumulative, in addition to any other rights that the Indemnitees may have and shall inure to the benefit of their heirs, successors, assignees, and administrators.

(ii) The Company shall obtain, fully pay and maintain customary directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage consistent with the Intelsat’s past practices; provided, however, that following the Initial Public Offering such benefits and levels of coverage shall be at least as favorable as customarily provided by similarly-situated public companies.

(f) Governance Expense. The Company shall reimburse Directors for reasonable travel, lodging and related expenses incurred in connection with meetings of the Board, the boards of directors of the Buyer, Intelsat and any of their respective subsidiaries, or any committee thereof, or otherwise in service as a Director or member of the boards of directors of the Buyer, Intelsat and any of their respective subsidiaries.

(g) Assignment of Nomination Right.

(i) Silver Lake may assign its right to nominate a Director to the Board (in accordance with subsection (a) above) to any purchaser or transferee of Silver Lake’s Shares so long as: (A) the purchaser or transferee is purchasing at least 50% of the Shares set forth on Schedule B hereto (or equivalent number of other securities into which such Shares have been converted or exchanged) and (B) the Transfer of Silver Lake’s Shares is made in compliance with the terms of this Agreement.

(ii) The BC Investors may assign their right, in whole or in part, to nominate one or more Directors to the Board (in accordance with subsection (a) above) to any purchaser or transferee of all or part of the BC Investor Shares so long as the Transfer of the BC Investor Shares is made in compliance with the terms of this Agreement.

Section 2.03 Silver Lake Consent. On or prior to an Initial Public Offering, and so long as Silver Lake has the right to designate the Silver Lake Director pursuant to Section 2.02(a), the actions set forth below, shall not be taken or acted upon by the Board (or any committee of the Board of which the Silver Lake Director is a member) without the approval of the Silver Lake Director:

(a) hiring or firing of the chief executive officer, chief financial officer, chief operating officer or general counsel of Intelsat (the “Executive Management Team”) unless Intelsat is not meeting the applicable EBITDA target in the Original Investment Plan (the “Original Investment Plan”) by at least 20%; provided that in such case, Silver Lake shall be consulted in the hiring process of any replacement to the Executive Management Team which will be conducted by a reputable third party executive search firm, unless otherwise agreed to by Silver Lake and the BC Investors;

(b) any material change in the compensation, bonuses, equity incentives of, or extend any loans to, any member of the Executive Management Team, in each case, to the extent not reflected in the Original Investment Plan;

(c) approval of the annual budget of Intelsat (the “Annual Budget”) and strategic annual plan of Intelsat in the event that Intelsat is not meeting the applicable EBITDA target in the Original Investment Plan by at least 10% (on a cumulative basis);

(d) any capital expenditures that are in excess of 10% (on a cumulative basis) of the aggregate amount approved in the Annual Budget for such any year;

(e) acquiring, selling or entering into any transaction for an interest in any entity or business (whether by a purchase of assets, purchase of stock, merger or otherwise) or any joint venture (an “Acquisition”), involving aggregate consideration exceeding 5% of the aggregate enterprise value of Intelsat in any one transaction or a series of related transactions;

(f) any incurrence of indebtedness that would cause the leverage ratio of Intelsat to violate any Intelsat’s financing documents entered into at the Closing;

(g) any material change to significant accounting policies, or adopt or amend any audit program and policy in any material respect, unless such change was (i) required by applicable accounting standards, law, regulation or Commission staff policy or practice or (ii) is used in Intelsat’s industry and such change is approved by Intelsat’s certified public accountants;

(h) selection of, or change in, Intelsat’s certified public accountants, unless such accountants resign;

(i) any material change to the nature of the business of Intelsat and its subsidiaries, taken as a whole, separate and distinct from the business conducted by Intelsat and its subsidiaries at the Closing;

(j) any change in the entity classification of the Company for U.S. federal income tax purposes;

(k) any amendment to the Organizational Documents of the Company;

(l) voluntarily dissolution or liquidation of the Company or Intelsat;

(m) entering into any Affiliate Transaction;

(n) any action that would cause Intelsat to violate the U.S. (and any other applicable) Foreign Corrupt Practices Act, The Department of the Treasury’s Office of Foreign Assets Control (OFAC) rules, auditor independence requirements of the Commission or other applicable laws or regulations;

(o) the retention by Intelsat or any subsidiary of its certified public accountants for non-audit services, if such retention would cause Intelsat to violate its auditor’s independence requirements; and

(p) any action that materially affects Silver Lake’s rights or its investment in a manner disproportionate to the other Shareholders.

Section 2.04 Board Approvals Resolution. At the first meeting of the Board following the Closing, the BC Investors and Silver Lake agree that each will cause its representative(s) on the Board to have the Board consider, and to vote in favor of, the resolution of the Board attached hereto as Schedule C (the “Resolution”). Thereafter, until the earlier of an Initial Public Offering, or the date on which Silver Lake no longer has the right to nominate the Silver Lake Director pursuant to Section 2.02(a) of the Shareholders Agreement, the BC Investors agree to cause their representatives on the Board not to vote to amend, modify, or terminate the Resolution without the consent of the Silver Lake Director.

Section 2.05 Information Rights. For so long as Silver Lake holds any Shares, such Shareholder will be entitled to receive (i) monthly financial information of the Company and any of its subsidiaries provided to Directors in the ordinary course of business consistent with past practices of Intelsat, (ii) quarterly and annual financial statements of the Company and (iii) the information provided to a VCOC Member described in Section 2.06 below.

Section 2.06 VCOC.

(a) The Company and each Shareholder will cooperate in good faith to take all reasonable action necessary to provide that the investment (or at least 51% of the investment valued at cost) of each Shareholder that advises the Board that it intends to qualify as a “venture capital operating company” (as defined in 29 C.F.R. § 2510.3-101(d)) (a “VCOC Member”) shall continue to qualify as a “venture capital investment” (as defined in 29 C.F.R. § 2510.3-101(d)).

(b) Each VCOC Member shall be provided with copies of any notices, reports, written presentations, board papers, minutes of meetings of the Board (or similar policy-making body) of the Company, and other written information distributed to the Board (or similar policy making body) of the Company (collectively, “Board Papers”) at the same time as such Board Papers are made available to the members of the Board of

Directors (or similar policy making body) of the Company or its subsidiaries (which for purposes of this Section 2.06 shall include both direct and indirect subsidiaries of the Company).

(c) The Company will deliver to each VCOC Member: (i) as soon as practicable, and in any event within 180 days after the end of each financial year, copies of the audited consolidated financial statements including the consolidated balance sheet and consolidated statements of income of the Company and its subsidiaries for that financial year prepared in conformity with applicable generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established reputation; (ii) as soon as practicable, and in any event within 21 days of the end of each calendar month, copies of the consolidated monthly management accounts of Company, and each of its subsidiaries (including, if available, a balance sheet, a profit and loss account, a cash-flow statement, a cash-flow forecast, a comparison of actual performance against budget, and a management commentary of trading and performance of the Company and its subsidiaries against budget) prepared in the manner in which management customarily keeps such accounts in the ordinary course of business, (iii) any reports which the Company or any of its subsidiaries is required to prepare by applicable law or under the terms of any loan agreement and (iv) true and correct copies of all documents, reports, financial data and such additional information as any VCOC Member may at any time reasonably request; provided, however, that such information is already available to the Company or can be produced or obtained within a reasonable timeframe and with reasonable costs. Each VCOC Member shall be entitled, at all reasonable times, to access to the premises, books and records (and to inspect the properties and assets) of the Company and each of its subsidiaries, and each VCOC Member shall have the right to object to and have the relevant company correct unsatisfactory findings relating to such books and records.

(d) Each VCOC Member shall have the right to meet on a regular basis with the Directors and management personnel of the Company and each of its subsidiaries from time to time and upon reasonable notice to the Company or the applicable subsidiary for the purpose of consulting with, rendering advice, recommendations and assistance to, and influencing the management of the Company and its subsidiaries or obtaining information regarding the operations, activities and prospects of the Company and its subsidiaries and expressing its views thereon. The Company shall give (and shall cause each of its direct and indirect subsidiaries, to give) due consideration to any advice given and proposals made by a VCOC Member; provided, that no such entity or management personnel shall be obligated to follow any such advice or proposals.

(e) If United States counsel for any VCOC Member reasonably concludes in writing addressed to the Company that the rights granted in this Agreement are required pursuant to applicable law to be altered in order to preserve the qualification of each investment by a VCOC Member in stock or other securities of the Company as a venture capital investment for purposes of ERISA, and the qualification of any VCOC Member as a VCOC, or otherwise to ensure that the assets of that VCOC Member are not considered “plan assets” for the purposes of ERISA, then the parties shall cooperate to grant such additional rights to such VCOC Member as the Company and the VCOC Member reasonably agree are so required. The costs and expenses incurred by all parties to this Agreement in connection with any such additional rights shall be paid by the Company.

Section 2.07 Confidentiality.

(a) Each Shareholder agrees and acknowledges that the Directors designated by the Shareholders may share confidential, non-public information about the Company and any of its direct or indirect subsidiaries with any of the Shareholders.

(b) No Shareholder (collectively, the “Confidential Investors”) shall disclose any information relating to the Company or any direct or indirect subsidiary received by a Confidential Investor pursuant to the information rights set forth in Sections 2.05, 2.06 and 2.07(a) hereof or any similar rights (the “Confidential Information”) without the prior written consent of the Board; provided that (i) Confidential Information may be disclosed if required by applicable law, regulation or legal process (subject to the provisions of clause (c) below), (ii) each Confidential Investor may disclose Confidential Information to its partners, members, investors, prospective investors, advisors, employees, agents, accountants, attorneys and Affiliates and representatives thereof (collectively, the “Representatives”), or if such Confidential Investor is wholly-owned by another Person, the Representatives of such Person or its Affiliates, so long as (x) such Representatives agree to keep such information confidential (or the Confidential Investor directs such Representative to keep such information confidential, in which case such Confidential Investors shall be liable for any failure on the part of its Representatives to so keep such information confidential), and to limit their use of such information, on terms substantially identical to the terms contained in this Section 2.07(b) and (y) the sharing of such Confidential Information with such Representatives does not violate any applicable law or regulation, and (iii) a Confidential Investor may disclose Confidential Information to a prospective Transferee of such Confidential Investor’s Shares so long as (x) such prospective Transferee executes a non-disclosure agreement in a form reasonably acceptable to the Company and (y) the sharing of such Confidential Information with a prospective Transferee does not violate any applicable law or regulation. The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Confidential Investor or any of its representatives in breach of the provisions hereof, (B) was within the possession of a Confidential Investor or any of its representatives from a source other than the Company prior to its being furnished to such Confidential Investor by or on behalf of the Company or (C) is received from a source other than the Company or any of its representatives; provided, that in the case of each of (B) and (C) above, the source of such information was not believed by such Confidential Investor after reasonable inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 2.07 shall prevent any Shareholder, so long as such Shareholder is a private equity fund, from making any periodic reports to its limited partners in the ordinary course of business consistent with past practice.

(c) In the event that any Confidential Investor is required by applicable law, regulation or legal process to disclose any of the Confidential Information, such Confidential Investor shall promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent any Confidential Investor from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made; provided, however, that such Confidential Investor disclose only that portion of the Confidential Information which such Confidential Investor’s outside legal counsel advises is legally required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will any Confidential Investor or any of its representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Confidential Investor for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Confidential Investor may be required to take, or is requested by the Company to take, under this clause (c).

Section 2.08 Additional Provisions.

(a) Prior to an Initial Public Offering, to the extent any Shareholder is required by FASB Statement No. 157 to determine the fair value of its investment in the Company, such Shareholder shall be entitled to (i) upon request, receive a copy of any third-party valuation of the Shares otherwise prepared by the Company to the extent the Company is permitted to provide such valuation and (ii) confer with either a member of management of the Company as to whether there has been any material event at the Company or its subsidiaries which is not reflected in the last financial statements delivered pursuant to Section 2.05 and which impairs the value of such Shareholder’s investment in the Company; provided, however, that none of the Company, the Shareholders or any of their respective Affiliates shall have any liability to any Shareholder receiving such information with respect to any information provided or which failed to be provided under this clause (b). For the avoidance of doubt, any information provided under this clause (b) shall be subject to Section 2.07.

ARTICLE III

TRANSFER OF STOCK

Section 3.01 Resale of Securities.

(a) No Shareholder shall Transfer any Shares other than in accordance with the provisions of this Article III. Any Transfer or purported Transfer made in violation of this Article III shall be null and void and of no effect, and the Company will not give effect to such Transfer.

(b) A Shareholder may Transfer its Shares to a Permitted Transferee of such Shareholder; provided that each Permitted Transferee of any Shareholder to which Shares are Transferred shall, and such Shareholder shall cause such Permitted Transferee to, Transfer back to such Shareholder (or to another Permitted Transferee of such Shareholder) any Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder.

(c) In addition, and without limitation to Section 3.10 of this Agreement, no Shareholder shall be entitled to Transfer its Shares at any time if such Transfer would:

(i) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares;

(ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iii) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

Section 3.02 Tag-Along Rights.

(a) In the event that any BC Investor intends to sell or otherwise Transfer any of its Shares to a third party that is not an Affiliate of any BC Investor (which for these purposes shall not include any limited partners of BC European Capital VIII) (a “Proposed Transferee”) (other than any Transfer to a Permitted Transferee), whether by merger, consolidation or sale of the Company’s equity interests, then such BC Investor (the “Selling Investor”) shall notify Silver Lake (the “Tag-Along Investors”), in writing, of such proposed Transfer and its terms and conditions (including without limitation, the identity of the Proposed Transferee, the aggregate number of Shares agreed to be purchased, purchase price, any escrow and indemnity arrangements, form of consideration and the terms of payment, the “Third Party Terms”). Within ten (10) business days of the date of such notice, each Tag-Along Investor shall notify the Selling Investor in writing if it elects to participate in such Transfer. Any Tag-Along Investor that fails to so notify the Selling Investor within such ten (10) business day period shall be deemed to have waived its rights hereunder.

(b) Each Tag-Along Investor that so notifies the Selling Investor shall have the right to sell to such third party, on the Third Party Terms, an amount of each class of Shares equal to the number of the same class of Shares the Proposed Transferee proposes to purchase multiplied by a fraction, the numerator of which shall be the number of such class of Shares Owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of such class of Shares Owned by the Selling Investor and each Tag-Along Investor exercising its rights under this Section 3.02 and all other shareholders of Shares who have exercised, in connection with such transaction, a right similar to the rights granted to the Tag-Along Investors in this Section 3.02; provided, however, that in the event the BC Investors, as a whole, sell or otherwise transfer to a Proposed Transferee, whether by merger, consolidation or sale of the Company’s equity interests, 80% or more of their then outstanding Shares, Silver Lake shall have the right to sell to such third party, on the Third Party Terms, up to all of their class of Shares the Proposed Transferee proposes to purchase.

(c) The Selling Investor shall have a period of sixty (60) days following the expiration of the ten (10) business day period mentioned above to enter into a definitive agreement to sell all the Shares agreed to be purchased by the Proposed Transferee on the Third-Party Terms. With respect to Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Shares than specified in the Third-Party Terms, the Shareholders shall also have the same right to participate in the Transfer of such additional Shares that are in excess of the amount set forth on the Third-Party Terms in accordance with this Section. With respect to the Shares proposed to be Transferred, if the Selling Investor is unable to cause the Proposed Transferee to purchase all the Shares proposed to be Transferred by the Selling Investor and the Tag-Along Investors, then the number of Shares that each such Shareholder is permitted to sell in such proposed Transfer shall be reduced pro rata based on the number of Shares proposed to be Transferred by such Shareholder relative to the aggregate number of Shares proposed to be Transferred by all shareholders of the Company participating in such proposed Transfer.

(d) At the closing of the Transfer to any Proposed Transferee pursuant to this Section 3.02, the Proposed Transferee shall remit to each Tag-Along Investor who exercised its right under Section 3.02 (the “Tag-Along Right”) the consideration for the total sales price of the Shares held by the Tag-Along Investor sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms. At the Closing, the Tag-Along Investor shall deliver to the Proposed Transferee the certificates evidencing the Subject Shares to be conveyed, duly enforced and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Tag-Along Right reasonably acceptable to the Company and shall agree to comply with any other conditions to closing generally applicable to the Selling Investor and all other Shareholder selling Shares in the transaction.

Section 3.03 Drag Along Rights.

(a) In connection with (i) the Transfer by any of BC Investors (other than any Transfer to a Permitted Transferee) of at least 80% of the Shares owned by the BC Investors, as a whole, to a third party or parties that are not Affiliates of any BC Investor (a “Third Party”) or (ii) a business combination of the Company with such Third

Party or the purchasers of all or substantially all of the assets of the Company by such Third Party (any of the transactions described in clauses (i) and (ii), a “Sale Transaction”), the BC Investors shall have the right (the “Drag-Along Right”) to require that all Shareholders, any transferee of any Shareholder permitted under this Agreement (other than the Company), and any other Shareholder that becomes a party to this Agreement (collectively, the “Subject Investors”), to include in such Sale Transaction, on a pro rata basis, Shares then held by the Subject Investors of the same class as the Shares subject to such Sale Transaction, subject to the provisions of Section 3.05. Notwithstanding the foregoing, Silver Lake shall not be subject to any Drag-Along Right unless under the terms of the Sale Transaction, Silver Lake receives consideration for its Shares to be included in such Sale Transaction equal to at least (x) two times the initial cost of Silver Lake’s investment in the Company as of the Closing in the event such Sale Transaction is consummated prior to the sixth anniversary of the Closing or (y) the initial cost of Silver Lake’s investment in the Company as of the Closing in the event such Sale Transaction is consummated after the sixth anniversary of the Closing.

(b) For the avoidance of doubt, the BC Investors shall be entitled to exercise this Drag-Along Right with respect to the Shareholders only if one or more BC Investors are participating in such Transfer.

(c) To exercise a Drag-Along Right, the BC Investors shall give each Subject Shareholder a written notice (for purposes of this Section 3.03, a “Drag-Along Notice”) containing (i) the name and address of the Third Party and (ii) the Third Party Terms. Each Subject Investor shall thereafter be obligated to sell its Shares (including any warrants or options Owned by such Subject Investor) pursuant to the Third Party Terms.

(d) BC Investors shall have a period of sixty (60) days following the date of the Drag-Along Notice to enter into a definitive agreement to sell all the Shares agreed to be purchased by the Third Party on the Third Party Terms. With respect to the Shares proposed to be Transferred, if BC Investors are unable to cause the Third Party to purchase all the Shares proposed to be Transferred by BC Investors and the Subject Investors, then the number of Shares that each such Shareholder is required to sell in such proposed Transfer shall be reduced pro rata based on the number of Shares proposed to be Transferred by such Shareholder relative to the aggregate number of Shares proposed to be Transferred by all shareholders of the Company participating in such proposed Transfer.

(e) At the closing of the Transfer pursuant to this Section 3.03, the Third Party shall remit to the Shareholders the consideration for the total sales price of the Shares held by the Shareholders sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, if applicable. At the Closing, the Shareholders shall deliver to the Proposed Transferee the certificates evidencing the Subject Shares to be conveyed, duly endorsed and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Drag-Along Right reasonably acceptable to the Company and shall agree to comply with any other conditions to closing generally applicable to the BC Investors and all other Shareholders selling Shares in the transaction.

(f) Additionally, prior to an Initial Public Offering, the Board shall be entitled to require all Shareholders to participate in any recapitalization or restructuring transaction in connection with which any equity interests of the Company are converted, pro rata, into new equity securities (which shall not be disproportionately adverse to any Shareholder), whether in connection with a proposed Initial Public Offering or otherwise.

Section 3.04 Subscription Right.

(a) If at any time after the date hereof, the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into or exchangeable for equity securities) of the Company to any Person, except for issuances (1) personally and not directly or indirectly to the BC Investors, to any director, employee, or consultant of or to the Company or any of its subsidiaries pursuant to an option plan or any benefit plan, in each case approved by the Board, (2) issued pursuant to a stock split, subdivision, or similar transaction or dividend applicable to the outstanding equity interests of the Company as a dividend or share split of any equity interests then outstanding, (3) pursuant to a public offering (to persons other than BC Investors or their Affiliates), (4) convertible debt securities or fixed rate preferred stock sold in an underwritten offering to persons other than BC Investors or Silver Lake (or their Affiliates) or (5) issued as consideration in any merger, acquisition or joint venture with another business enterprise approved by the Board of Directors (with the affirmative vote of the Silver Lake Director) then, the Company shall:

(i) give written notice setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Shareholders may reasonably request in order to evaluate the proposed issuance; and

(ii) offer to issue to each Shareholder a portion of the Proposed Securities equal to their pro rata share, based on their aggregate equity ownership in the Company, including, without limitation, for purposes of this calculation all shares of Common Stock outstanding on a fully diluted basis (the “Subscription Right”).

(iii) Notwithstanding the foregoing, the Company shall not issue any Proposed Equity Security at less than fair market value, as determined by the Board in good faith, except upon exercise of options or convertible securities where the exercise price or the conversion price was at or above fair market value at the time of issuance, as determined by the Board in good faith.

(b) Each Shareholder must exercise its Subscription Right hereunder within five (5) business days after receipt of such notice from the Company. If all of the Proposed Securities offered to the Shareholders are not fully subscribed by the Shareholders, the remaining Proposed Securities will be reoffered to the Shareholders purchasing their full allotment upon the terms set forth in this Section 3.04(a), until all such Proposed Securities are fully subscribed for or until all the Shareholders have subscribed for all such Proposed Securities which they desire to purchase, except that the Shareholders must exercise their purchase rights within five (5) business days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, the Shareholder must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(c) Upon the expiration of the offering and reoffering periods described above, the Company will be free to sell such Proposed Securities that the Shareholders have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Shareholder. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Shareholders pursuant to this Section 3.04.

(d) The election by a Shareholder not to exercise its Subscription Rights under this Section 3.04 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed offer or reoffer. Any sale of such securities by the Company without first giving the Shareholders the rights described in this Section 3.04 shall be void and of no force or effect.

Section 3.05 Cooperation. In the event of (i) the exercise of a Drag-Along Right pursuant to Section 3.03 or (ii) the exercise by a Shareholder of a Tag-Along Right pursuant to Section 3.02:

(a) such Shareholder shall consent to and raise no objections against the transaction triggering such Drag-Along Right or Tag-Along Right, as the case may be, and if such transaction is structured as a sale of stock, each Shareholder shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction; provided, however, the foregoing shall apply only if, under the terms of such transaction, the treatment of the Shareholders shall be consistent with the treatment of the BC Investors, and that all representations, warranties, covenants, indemnities and agreements shall be made by the relevant Shareholders severally and not jointly and that the aggregate amount of each Tag-Along Investor’s or Subject Investor’s, as the case may be, responsibility for any liabilities shall not exceed such Shareholder’s pro rata share thereof, determined in accordance with such Shareholder’s portion of the total number of Shares included in such Transfer, provided, further, that in no event shall the aggregate amount of liability of any such Shareholder shall exceed the proceeds such Shareholder actually received in connection with the Transfer, without the written consent of each Shareholder participating in such Transfer. Without limiting the generality of the foregoing, and subject to the proviso at the end of the preceding sentence, each such Shareholder agrees to (A) consent to and raise no objections against the transaction; (B) execute any Share purchase agreement, merger agreement or other agreement entered into with the transferee with respect thereto; (C) vote the Shares held by the Shareholder in favor of the transaction triggering such Drag-Along Right or Tag-Along Right and against any alternative transaction; and (D) refrain from the exercise of dissenters’ or appraisal rights with respect to the transaction; and

(b) if such Shareholder receives securities which are Illiquid Securities as proceeds in connection with a Transfer, solely to the extent received by the BC Investors, such Shareholder shall receive the right to tag-along on transfers by any Shareholder and be subject to drag-along rights of BC Investors with respect to such securities that are substantially similar to the tag-along rights and drag-along rights applicable to Shares under this Agreement and shall receive registration rights with respect to such securities that are substantially similar to the registration rights applicable to Shares under this Agreement to the extent received by BC Investors, provided that such rights may cease at such time as such securities are no longer Illiquid Securities.

Section 3.06 Right of First Offer.

(a) If Silver Lake proposes to transfer any equity interests in the Company (as determined by Silver Lake in its sole discretion) in an arm’s length transaction (other than transfers to Permitted Transferees, pursuant to an Initial Public Offering or pursuant to, or consequent upon, the exercise of a Drag-Along Right or a Tag-Along Right) (the “Proposed Transfer”), the BC Investors shall have a right of first offer (the “Right of First Offer”) to purchase all, but not less than all, of the equity interests in the Company proposed to be sold by Silver Lake; provided that (i) BC Investors must make an irrevocable and final offer (the “Timely BC Investors Offer”) within thirty (30) calendar days of Silver Lake giving written notice to BC Investors of the Proposed Transfer on terms and conditions (including, without limitation, the purchase price and form of consideration and terms of payment) (the “Right of First Offer Notice”); (ii) Silver Lake shall have the right to consummate the Proposed Transfer if (x) BC Investors fail to make the Timely BC Investors Offer agreeing to purchase all of the equity interests of the Company proposed to be sold in the Proposed Transfer upon the terms and conditions in the Right of First Offer Notice, (y) following the making by BC Investors of a Timely BC Investors Offer, Silver Lake receive a bona fide superior offer for the equity interests in the Company proposed to be sold by Silver Lake (and BC Investors shall have no further rights to match such superior offer) or (z) BC Investors fail to consummate the transfer contemplated by the Timely BC Investors Offer within sixty (60) calendar days of its acceptance by Silver Lake.

(b) For purposes of calculating the purchase price of any Proposed Transfer, if any portion of the consideration is paid other than in cash, the Fair Market Value of any non-cash consideration shall be determined in accordance with the definition of Fair Market Value and the BC Investors may deliver an amount of cash equal to the Fair Market Value of such non-cash consideration in consideration for the Shares to be purchased pursuant to its Right of First Offer.

Section 3.07 Transfers and Counterparties to the Agreement. No Transfer of any Shares by any Shareholder shall become effective unless and until the transferee (unless already a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement, agreeing to be bound by the terms hereof in the same manner as the transferring Shareholder. Upon such Transfer and such execution and delivery, the transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the transferring Shareholder.

Section 3.08 Transaction Expenses. Each Shareholder shall bear its pro-rata share of the costs and expenses of any transaction in which it sells Shares (based upon the net proceeds received by such Shareholder in such transaction) to the extent such costs are incurred for the benefit of all Shareholders of Shares and are not otherwise paid by the Company or the acquiring party.

Section 3.09 Legends.

(a) Each certificate (if certificated) evidencing the Shares acquired by the Shareholders will bear the following legends reflecting the restrictions on the transfer of such securities contained in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXCHANGED UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION OR EXCHANGE COMPLIES WITH THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT, DATED AS OF FEBRUARY 4, 2008, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND THE SHAREHOLDERS PARTY THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND ANY TRANSFER IN VIOLATION OF SUCH SHAREHOLDERS AGREEMENT SHALL BE NULL AND VOID.”

(b) If any Shares shall cease to be subject to the restrictions referred to in the first sentence of the legend above, the Company shall, upon the written request of the Shareholder or Transferee thereof, issue to such Person a new certificate, without charge, evidencing such Shares without the first sentence of the legend endorsed thereon. If any Shares cease to be subject to any restrictions on transfer set forth in this agreement and the Organizational Documents of the Company, the Company shall, upon the written request of the Shareholder or Transferee thereof, issue to such Shareholder a new certificate, without charge, evidencing such Shares without the second sentence of the legend endorsed thereon.

Section 3.10 Regulatory Matters. No Shareholder shall Transfer any equity interests in the Company prior to receipt of all regulatory or legal approvals that, based on advice of counsel, are required for such Transfer. To the extent that any regulatory or legal filings are so required in connection with such proposed Transfer, the Company shall cooperate and use its commercially reasonable efforts to obtain or, if applicable, assist such Shareholders in obtaining, such approvals. For the avoidance of doubt, commercially reasonable efforts of the Company under this Section 3.10 shall include the payment by the Company of reasonable fees and expenses of the Company or its subsidiaries related to such regulatory or legal filings.

ARTICLE IV REGISTRATION RIGHTS.

Section 4.01 Requested Registration.

(a) Request for Registration. If the Company shall receive from the BC Investors or Silver Lake, at any time after the Effectiveness Date, a written request that the Company effect a Registration with respect to all or a part of the Registrable Securities held by such Shareholder (such Shareholder, the “Initiating Investor”), the Company will (1) promptly give written notice of the proposed Registration to all other Shareholders; and (2) as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities of any Initiating Investor or Initiating Investors as are specified in such request, together with all or such portion of the Registrable Securities of other Shareholders joining in such request as are specified in a written request of such Shareholders received by the Company within fifteen (15) business days after written notice from the Company is given under Section.4.01(a)(1) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 4.01:

(i) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(ii) during the period following any underwritten public offering by the Company as contemplated by Section 4.01(b) hereof, as such period may be extended by the underwriter representative;

(iii) if the Company shall furnish to the Initiating Investor, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its shareholders for such registration statement to be filed in the near future, in which case the Company’s obligation to use its commercially reasonable efforts to comply with this Article IV shall be deferred for one or more periods not to exceed ninety (90) days in the aggregate in any twelve-month period; or

(iv) with respect to Silver Lake only, after the Company has effected one (1) such Registration requested by Silver Lake pursuant to this Section 4.01 during the previous 12 month period.

In the event the Company is not obligated to effect any requested Registration by virtue of the foregoing clauses (i) through (v), such request shall not be deemed to be a request for Registration for purposes of this Section 4.01(a). The registration statement filed pursuant to the request of the Initiating Investors, subject to the provisions of Section 4.01(b)(ii) below, may include other securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such Registration. The demanding Shareholder may specify that the Registration shall be a “shelf” registration statement, a registration document plus offering supplement, or such other form as the applicable governmental or regulatory authorities may from time to time accept to facilitate delayed or continues offerings of securities as permitted by applicable law, in which case the intended method of distribution contained the Initiating Investor’s request may be general in nature or contemplate multiple methods of distribution

(b) Underwriting.

(i) If the Initiating Investors intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 4.01(a) and shall have the right to select the managing underwriter or underwriters to administer the offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company.

(ii) If Other Shareholders request such inclusion, the Initiating Investors shall offer to include the securities of such Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Article IV. The Initiating Investors whose shares are to be included in such Registration and the Company shall (together with all Other Shareholders proposing to distribute their securities through such underwriting) complete and execute all questionnaires, indemnities, powers of attorney and other documents required for such underwriting and enter into an underwriting agreement in customary form, with the representative of the underwriter or underwriters selected for such underwriting.

(iii) Notwithstanding any other provision of this Section 4.01, if the representative advises the Company and the Initiating Investors in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares included in the registration by each Initiating Investor and each Other Shareholders shall be reduced on a pro rata basis (based on the number of shares held by such Shareholder), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration. If the inclusion of the securities of Other Shareholders causes any of the Registrable Securities included in a written request by the Initiating Investors pursuant to Section 4.01(a) to be excluded from the underwriting by reason of the underwriter’s marketing limitation, such request shall not be deemed to be a demand for Registration for purposes of this Section 4.01. If any Other Shareholders who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Investors. The securities so withdrawn shall also be withdrawn from Registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company and officers and directors of the Company (who are not already included in the registration as Other Shareholders) may include its or their securities for its or their own account in such Registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such Registration and underwriting will not thereby be limited.

Section 4.02 Company Registration.

(a) If the Company shall determine to Register any of its equity securities either for its own account, for the account of any other Shareholder (including following the exercise of the rights set forth in Section 4.01) or for the account of Other Shareholders (including with respect to the Initial Public Offering), other than a Registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(i) promptly give to each Shareholder a written notice thereof; and

(ii) include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Shareholders within fifteen (15) days after receipt of the last written notice from the Company described in clause (a) above, as the case may be, except as set forth in Section 4.02(b)(ii) below. Such written request may specify all or a part of the Shareholders’ Registrable Securities, as the case may be.

(b) Underwriting.

(i) If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Shareholders as a part of the written notice given pursuant to Section 4.02(a)(i). In such event, the right of each of the Shareholders to Registration pursuant to this Section 4.02 shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting to the extent provided herein. The Shareholders whose shares are to be included in such Registration shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) agree to sell such Shareholder’s shares on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, power of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company.

(ii) Notwithstanding any other provision of this Section 4.02, if the representative of the underwriter or underwriters determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the allocation priority set forth below) exclude from such Registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all Shareholders of securities requesting Registration, and the number of shares of securities that may be included in the Registration and underwriting by each of the Shareholders and Other Shareholders shall be reduced, on a pro rata basis (based on the number of shares of the class to be registered held by such Shareholders), by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the securities being Registered by the Company for its own account shall be excluded. If any of the Shareholders or any officer, director or Other Shareholders disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

The Company shall give written notice to all Shareholders of the receipt of a request for registration pursuant to this Section 4.02 and shall provide a reasonable opportunity for Other Shareholders to participate in the Registration on substantially the same terms as the Company’s participation therein; provided, that the BC Investors are not treated more favorably than Other Shareholders with respect to customary piggyback rights, customary cutbacks and other limitations; and provided further, that if the Registration is for an underwritten offering, the terms of Section 4.02(b) shall apply to all participants in such offering.

(c) No Registration of Registrable Securities effected pursuant to a request under this Section 4.02 shall be deemed to have been effected pursuant to Section 4.01 or shall relieve the Company of its obligations under Section 4.01.

Section 4.03 Company Control. The Company may decline to file a registration statement referenced to in Section 4.01 or 4.02, or withdraw such registration statement after filing, but prior to the effectiveness of the registration statement; provided that the Company shall promptly notify each Shareholders participating in the offering covered by such registration statement in writing of any such action. The Shareholders shall not be permitted to sell any securities pursuant to Section 4.01 or 4.02 at any time that the Board determines in good faith that it would be materially detrimental to the Company or its shareholders for sales of securities to be made; provided that all Shareholders shall be treated consistently in connection with each such determination; and provided further, that the Company shall promptly notify each Shareholder in writing of any such action. The Company shall have the sole discretion to select any and all underwriters that may participate in any underwritten offering.

Section 4.04 Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Article IV shall be borne by the Company and the Shareholders pro rata to the respective amounts of securities proposed to be sold by each in the offering (if any), except that the following expenses shall be borne by the Shareholders incurring the same: (i) the costs and expenses of counsel to such Shareholder to the extent such Shareholder retains counsel (except the costs of one legal counsel for all Shareholders to the extent retained, which shall be borne by the Company); (ii) discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other industry professionals, to the extent relating to the distribution or sale of such Shareholder’s securities; and (iii) transfer taxes with respect to the securities sold by such Shareholder.

Section 4.05 Registration Procedures. In the case of each Registration effected by the Company pursuant to this Article IV, the Company will keep the Shareholders, as applicable, advised in writing as to the initiation of each Registration and as to the completion thereof. At its expense, the Company will, subject to the terms of this Article IV:

(a) keep such Registration that has become effective continuously current and effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the earlier of (x) the expiration of the Required Period and (y) the date on which all Registrable Securities covered by such Registration (i) have been disposed of pursuant to such Registration or (ii) cease to be Registrable Securities; provided that in no event will such period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder. In the event of any stop order, injunction or other similar order or requirement of the Commission or any other governmental or regulatory authority relating to any Registration, the Required Period for such Registration will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect. No request for Registration for purposes of Section 4.01(a) shall be deemed to have been effected while (x) such Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory authority or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Initiating Investor.

(b) furnish such number of prospectuses, offer documents and other documents incident thereto as each of the Shareholders, as applicable, from time to time may reasonably request;

(c) notify each Shareholders of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or other applicable law of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Shareholders participating in such Registration, addressed to the underwriters, if any, and to the Shareholders participating in such Registration and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Shareholders participating in such Registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Shareholders participating in such Registration;

(e) before filing any registration statement, prospectus, offer document and other documents incident or any amendments or supplements thereto, the Company shall furnish to and afford each Shareholder of Shares covered by such document, and its advisors, and the managing underwriters, if any, a reasonable opportunity to review and comment on copies of all such documents (including copies of all exhibits thereto) proposed to be filed;

(f) make available upon reasonable advance notice for inspection by any Shareholder of such Registrable Securities, any underwriter participating in any such distribution and any attorney, accountant or other professional retained by any such Shareholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to conduct a “reasonable” investigation for purposes of Section 11(a) of the Securities Act and other applicable antifraud and securities laws and cause the Company’s officers, directors and employees to make available for inspection all information reasonably requested by such Shareholders in connection with such Offer Document;

(g) use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration to be listed or qualified for trading on any stock exchange or quotation service on which the Company’s outstanding Shares are listed or qualified for trading;

(h) comply with all applicable rules and regulations of the applicable governmental or regulatory authority and, in the case of a U.S. public offering, make generally available to security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) not later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a public offering and (B) if not sold to underwriters in such an offering, commencing on the first day of the fiscal quarter of the Company after the effective date of a registration statement, which statements shall cover said 12-month periods;

(i) cooperate with each Shareholder and the managing underwriter, if any, participating in the disposition of such Registrable Securities in connection with any filings required to be made with the National Association of Securities Dealers, Inc. or any other analogous regulation; and

(j) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the Registration, qualification, offering and sale of the Registrable Securities covered by a Registration contemplated hereby and enter into any other customary agreements and take such other actions, including participation in “roadshows”, as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

Section 4.06 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each of the Shareholders, as applicable, each of its officers, directors and partners, and each Person controlling each of the Shareholders, with respect to each Registration which has been effected pursuant to this Article IV, and each underwriter for such Shareholders, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and will reimburse each of the Shareholders, each of its officers, directors and partners, and each Person controlling each of the Shareholders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to any Shareholder, underwriter or controlling person to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Shareholder, underwriter or controlling person seeking to be indemnified, where such information is specifically provided in writing for use in such prospectus, offering circular or other document.

(b) Each of the Shareholders will, if Registrable Securities held by it are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each Other Shareholder and each of their officers, directors, and partners, and each person controlling such Other Shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Shareholder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Shareholder therein not misleading, and will reimburse the Company and such Other Shareholder, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Shareholder and stated to be specifically for use therein; provided, however, that the obligations of each of the Shareholders hereunder shall be limited to an amount equal to the net proceeds to such Shareholder of securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 4.06 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 4.06 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(f) the Company will not be liable to any Shareholder to the extent that any claims, losses, damages and liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (i) such untrue statement or alleged untrue statement or such omission or alleged omission was corrected in a final prospectus or issuer free writing prospectus provided to such Shareholder and the underwriters prior to the confirmation of the sale of relevant securities to the Person asserting the claim from which such losses, damages and liabilities arise, and such Shareholder or underwriter thereafter failed to send or deliver a copy of the final prospectus or issuer free writing prospectus with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was corrected in an amendment or supplement to the final prospectus or issuer free writing prospectus previously furnished by or on behalf of the Company and such final prospectus or issuer free writing prospectus as so amended or supplemented was provided to such Shareholder or underwriter prior to the confirmation of the sale of the relevant securities to the Person asserting the claim from such losses, damages and liabilities arise, and such Shareholder or underwriter thereafter failed to send or deliver such final prospectus or issuer free writing prospectus as so amended or supplemented with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law.

Section 4.07 Information by the Shareholders. Each of the Shareholders holding securities included in any Registration shall furnish to the Company such information regarding such Shareholder and the distribution proposed by such Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article IV.

Section 4.08 “Market Stand-off” Agreement.

(a) Each of the Shareholders agrees not to sell or otherwise transfer or dispose of any Registrable Securities held by such Shareholder, if requested by the Company and an underwriter of equity securities of the Company, for a period not longer than the 180-day period following the consummation of an underwritten public offering covered by the registration statement of the Company filed under the Securities Act for the Initial Public Offering and, if requested by the Company or, in the case of a Registration of Registrable Securities pursuant to Section 4.01 or Section 4.02, an Initiating Investor, and an underwriter of equity securities of the Company, for a period not longer than the 90-day period following the consummation of an underwritten public offering covered by any other registration statement of the Company filed under the Securities Act; provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Shareholders shall only be required to enter into such agreements if such Shareholder is selling shares in connection with such offering.

(b) If requested by the underwriters, the Shareholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 4.08 shall be binding upon any transferee who acquires Registrable Securities.

Section 4.09 Transfer of Registration Rights. The registration rights set forth in this Article IV may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), provided that such Transfer is in accordance with the terms of this Agreement.

Section 4.10 Termination. The registration rights set forth in this Article 4 shall not be available to any Shareholder if, all of the Registrable Securities held by such Shareholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

Section 4.11 Unregistered Offerings.

(a) The parties hereto hereby agree that, in the event that the Company, BC Investors or Silver Lake propose to make an underwritten offering of the Shares (a) that is exempt from, or not subject to, any requirement to obtain Registration and (b) with respect to which the Shareholder or Shareholders proposing such underwritten offering request the cooperation and participation of the Company or the management of the Company in performing due diligence and marketing such offering to potential investors, the relevant notice provisions of Section 4.01 or 4.02 will apply and the required notice will state that the offering is proposed to be made on an unregistered basis.

(b) In that event, the parties agree to proceed with such an offering on an unregistered basis in good faith as and to the extent provided herein with respect to a registered offering and that the provisions of this Agreement will apply mutatis mutandis to such unregistered offering, including, without limitation, provisions relating to the Company’s ability to delay an offering, allocations of securities included in an offering, the Company’s obligations with respect to an offering (including indemnification provisions and procedures), selection of underwriters, hold-back agreements, expenses associated with an offering and other matters.

(c) The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of BC Investors or Silver Lake, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as BC Investors or Silver Lake may reasonably request, all to the extent required from time to time to enable BC Investors or Silver Lake to sell its Shares without Registration under the Securities Act within the limitation of the exemptions provided by Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of a Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

ARTICLE V

TAX MATTERS

Section 5.01 Tax Election. No election shall be made to treat the Company, Buyer or Intelsat as a partnership or a disregarded entity for U.S. federal income tax purposes nor shall any other action be taken that would cause a change in the entity classification of the Company, Buyer or Intelsat for U.S. federal income tax purposes, without the prior written consent of BC Investors and Silver Lake (provided that (a) so long as such an election would not result in the accelerated recognition of taxable gain by a shareholder who is a U.S. person for U.S. federal income tax purposes, such an election may be filed or action taken in respect of the Buyer or Intelsat (but not the Company) without such consent beginning one year following and effective at least one year following the Closing and (b) a such Shareholder’s consent shall not be required with respect to any such election filed or action taken in respect of the Company, Buyer or Intelsat if such Shareholder no longer owns any equity interest in the Company).

Section 5.02 Tax Considerations. The Shareholders agree that, in connection with all decisions to be taken by the Board in connection with a sale of substantially all of the assets of the Company, a sale of the Company or an Initial Public Offering, each Shareholder shall give due consideration to the tax implications of such action on affected Shareholders.

Section 5.03 Special United States Tax Considerations. For so long as any Shareholder holds any equity interest in the Company, the Buyer or Intelsat, the Company shall promptly provide, upon request of any Shareholder, information concerning the income and assets of the Company that is sufficient to allow such Investor to determine if the Company is a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes. If such requesting Shareholder, in its reasonable discretion, determines that the Company should be treated as a PFIC for U.S. federal income tax purposes, then for each taxable year until such time as the requesting Shareholder no longer holds any equity interest in the Company the Company shall, or the Company shall cause the Buyer and Intelsat to, provide such Shareholder the information required by the U.S. Treasury Regulations § 1.1295-1 (or the successor provision thereto) so that such Shareholder may make a qualified electing fund election in respect of the Company, Buyer or Intelsat (as the case may be) under the Code.

ARTICLE VI

TERMINATION

Section 6.01 Initial Public Offering. Articles II (except for Section 2.02(e) and Section 2.07), III and V of this Agreement shall automatically terminate upon the closing of an Initial Public Offering.

Section 6.02 Voluntary Termination. This Agreement shall terminate with (and only with) the consent of the Company, the BC Investors and Silver Lake.

ARTICLE VII

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 7.01 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Shareholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Shareholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Shareholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Shareholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Shareholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Shareholder is a party or by which such Shareholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Shareholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Shareholder in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 7.02 Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (a) the execution, delivery or performance of this Agreement and the issuance of the Shares issued on the date hereof or (b) the consummation of any of the transactions contemplated herein.

Section 7.03 Entitlement of the Company and the Shareholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Shareholders in connection with the entering into of this Agreement.

ARTICLE VIII

INTERPRETATION OF THIS AGREEMENT

Section 8.01 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the SPA. As used in this Agreement, the following terms have the respective meaning set forth below:

(a) “Acquisition” shall have the meaning set forth in Section 2.03.

(b) “Affiliate” shall mean any Person, directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Affiliate Transactions” shall mean any transaction or a series of related transactions on behalf of the Company or its subsidiaries, on the one hand, and BC Partners Limited, the BC Investors or any of their Affiliates, on the other hand, except for: (i) the Monitoring Fee Agreement, this Agreement or the SPA; (ii) customary indemnification or reimbursement agreements; or (iii) transactions with portfolio companies of BC Partners Limited, the BC Investors or any of their Affiliates entered into in the ordinary course of business, consistent with practice and on an arm’s length basis.

(d) “Agreement” shall have the meaning set forth in the preamble.

(e) “Annual Budget” shall have the meaning set forth in Section 2.03.

(f) “Approved Exchange” shall mean the New York Stock Exchange, the NASDAQ Stock Market’s National Market or a major European exchange or marketplace.

(g) “BC Directors” shall have the meaning set forth in Section 2.02.

(h) “BC Investors” shall have the meaning set forth in the preamble.

(i) “Board” shall have the meaning set forth in Section 2.02.

(j) “Board Papers” shall have the meaning set forth in Section 2.06.

(k) “Buyer” shall have the meaning set forth in the recitals.

(l) “Closing” shall have the meaning set forth in the recitals.

(m) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(n) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(o) “Common Stock” shall mean the Class A common shares, par value $0.001 per share, of the Company, the Class B common shares, par value $0.001 per share, of the Company, and any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

(p) “Company” shall have the meaning set forth in the preamble.

(q) “Competitor” shall mean any Person that is in the business of leasing, selling or otherwise furnishing fixed satellite service transponder capacity that is used by a Person for both uplinking and downlinking to or from any location(s).

(r) “Confidential Information” shall have the meaning set forth in Section 2.07.

(s) “Confidential Investors” shall have the meaning set forth in Section 2.07.

(t) “Director” shall have the meaning set forth in Section 2.02.

(u) “Drag-Along Notice” shall have the meaning set forth in Section 3.03.

(v) “Drag-Along Right” shall have the meaning set forth in Section 3.03.

(w) “Effectiveness Date” shall mean the date on which the Shareholders are no longer subject to any underwriter’s lock-up or other contractual restriction on the sale of Shares operable in connection with the Initial Public Offering.

(x) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(z) “Executive Management Team” shall have the meaning set forth in Section 2.03.

(aa) “Fair Market Value” with respect to any non-cash consideration shall be determined as follows:

(i) if such non-cash consideration is a security and is listed on one or more national securities exchanges (within the meaning of the Exchange Act), the Fair Market Value shall be the average closing price of such security for the twenty (20) most recent trading days prior to the delivery of the Right of First Offer Notice on the principal exchange on which such security is then trading;

(ii) if such non-cash consideration is a security and is not traded on a national securities exchange but is quoted on the NASDAQ Global Market or a successor quotation system, the Fair Market Value shall be the average last sales price for the twenty (20) most recent trading days prior to the delivery of the Right of First Offer Notice as reported by the NASDAQ Global Market or such successor quotation system; or

(iii) if such non-cash consideration is a security and is not publicly traded on a national securities exchange and is not quoted on the NASDAQ Global Market or a successor quotation system, or if such non-cash consideration is not a security, the Fair Market Value shall be determined in good faith by the Board.

(bb) “Final Prospectus” shall have the meaning set forth in Section 4.06.

(cc) “Illiquid Securities” shall mean securities which are not traded or quoted on one or more national securities exchanges (within the meaning of the Exchange Act) or the NASDAQ Global Market or on a comparable securities market or exchange existing now or in the future, or which are so traded or quoted but which are subject to a contractual restriction on transfer.

(dd) “Indemnified Party” shall have the meaning set forth in Section 4.06.

(ee) “Indemnifying Party” shall have the meaning set forth in Section 4.06.

(ff) “Indemnitees” shall have the meaning set forth in Section 2.02.

(gg) “Initial Public Offering” shall mean an initial public offering (an “Initial Public Offering”) of shares of equity interests of the Company registered on Form F-1 or S-1 (or any equivalent or successor form under the Securities Act of 1933, as amended) (the “Registration Statement”).

(hh) “Initiating Investor” shall have the meaning set forth in Section 4.01.

(ii) “Intelsat” shall have the meaning set forth in the recitals.

(jj) “Monitoring Fee Agreement” shall have the meaning set forth in Section 1.01.

(kk) “Organizational Documents” shall mean the certificate of incorporation, by-laws and other formation documents of the Company.

(ll) “Original Investment Plan” shall have the meaning set forth in Section 2.03.

(mm) “Other Shareholders” shall mean shareholders of the Company, other than the Shareholders, that have registration rights with respect to any capital stock of the Company.

(nn) “Owns”, “Own” or “Owned” shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options and warrants to acquire Common Stock.

(oo) “Permitted Transferee” shall mean the recipient of any Transfer of Shares (i) for estate planning purposes, only in the case of an individual, (ii) to an Affiliate, or (iii) by operation of law; provided that in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto; and provided further that (i) any Permitted Transferee of a BC Investor shall be treated as a BC Investor for all purposes hereof, (ii) and any Permitted Transferee of Silver Lake shall be treated as Silver Lake for all purposes hereof.

(pp) “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(qq) “PFIC” shall have the meaning set forth in Section 5.03.

(rr) “Proposed Securities” shall have the meaning set forth in Section 3.04.

(ss) “Proposed Transfer” shall have the meaning set forth in Section 3.06.

(tt) “Proposed Transferee” shall have the meaning set forth in Section 3.02.

(uu) “Public Float Percentage” shall mean the percentage of outstanding Shares that are held by Persons who are not parties to this Agreement at such time.

(vv) “Register”, “Registered” and “Registration” shall mean to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement; provided, however, that a Registration shall also include, but only for purposes of a request for Registration by Silver Lake pursuant to Section 4.01, a registration under the securities laws of any jurisdiction in which the Company has equity securities listed on a securities exchange or quotation system or otherwise has equity securities registered or qualified under the securities law of such jurisdiction.

(ww) “Registrable Securities” shall mean all Shares held by the BC Investors and Silver Lake and all Shares issued or issuable upon conversion of any Shares held by such investors; provided that Registrable Securities shall mean, for all purposes under Section 4.01 (including the definitions set forth therein), all shares of Common Stock and all shares of Common Stock issued or issuable upon conversion of any Shares.

(xx) “Registration Expenses” shall mean all expenses incurred by the Company in compliance with Section 4.01 and 4.02 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the Shareholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(yy) “Remaining Directors” shall have the meaning set forth in Section 2.02(a).

(zz) “Representatives” shall have the meaning set forth in Section 2.07.

(aaa) “Required Period” shall mean with respect to a “shelf registration”, two years following the first day of effectiveness of such Registration, and with respect to any other Registration, one hundred and eighty (180) days following the first day of effectiveness of such Registration.

(bbb) “Right of First Offer Notice” shall have the meaning set forth in Section 3.06(a).

(ccc) “Sale Transaction” shall have the meaning set forth in Section 3.03(a).

(ddd) “Security, Securities” shall have the meaning set forth in Section 2(1) of the Securities Act.

(eee) “Securities Act” shall mean the Securities Act of 1933, as amended.

(fff) “Sellers” shall have the meaning set forth in the recitals.

(ggg) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(hhh) “Selling Investor” shall the meaning set forth in Section 3.02(a).

(iii) “Shareholders” shall have the meaning set forth in the preamble.

(jjj) “Shares” shall have the meaning set forth in recitals and shall include any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

(kkk) “Silver Lake Director” shall have the meaning set forth in Section 2.02(a).

(lll) “Silver Lake” shall have the meaning set forth in the preamble.

(mmm) “SPA” shall have the meaning set forth in the recitals.

(nnn) “Sponsors” shall mean Silver Lake and the BC Investors.

(ooo) “Subject Investors” shall have the meaning set forth in Section 3.03(a).

(ppp) “Subscription Right” shall have the meaning set forth in Section 3.04.

(qqq) “Tag-Along Investors” shall have the meaning set forth in Section 3.02.

(rrr) “Third Party” shall have the meaning set forth in Section 3.03(a).

(sss) “Third Party Terms” shall have the meaning set forth in Section 3.02(a).

(ttt) “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition; and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of an interest in any Shareholder all or substantially all of whose assets are Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.

(uuu) “Transaction” shall have the meaning set forth in the recitals.

(vvv) “VCOC Member” shall have the meaning set forth in Section 2.06(a).

(www) “Violation” shall have the meaning set forth in Section 4.06(a).

Section 8.02 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 8.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 8.04 Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

To the BC Investors:	c/o BC Partners Limited 43-45 Portman Square London W1H 6DA United Kingdom Tel.: (44) 20-7009-4800 Fax: (44) 20-7009-4899 Attn: Raymond Svider

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel.: (212) 906-1200 Fax: (212) 751-4864 Attn: Raymond Lin, Esq. John Giouroukakis, Esq.

To the Company:	Serafina Holdings Limited Wellesley House North, 2nd Floor 900 Pitts Bay Road Pembroke, HM 08 Bermuda Tel.: (441) 294-1650 Fax: (441) 292-8300 Attn: Chief Executive Officer

with a copy to:	BC Partners Limited 43-45 Portman Square London W1H 6DA United Kingdom Telephone: (44) 20-7009-4800 Fax: (44) 20-7009-4899 Attn: Justin Bateman

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel.: (212) 906-1200 Fax: (212) 751-4864 Attn: Raymond Lin, Esq. John Giouroukakis, Esq.

To Silver Lake	Silver Lake Partners III, L.P. 2775 Sand Hill Road, Suite 100 Menlo Park, California 94025 Tel.: Fax: (650) 233-8125 Attn: Alan K. Austin

with a copy to:	Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A lAN United Kingdom Tel.: (44) 20-7959-8900 Fax: (44) 20-7959-8950 Attn: Richard C. Morrissey, Esq. Alan P.W. Konevsky, Esq.

or at such other address and to the attention of such other person as the Shareholder may designate by written notice to the Company and the other Shareholders.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 9.02 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Shareholder pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Shareholder, may be reproduced by each Shareholder by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Shareholder may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Shareholder in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.03 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

Section 9.04 Entire Agreement. This Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties.

Section 9.05 Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the consent of the Company, the BC Investors and Silver Lake, other than amendments to add or remove parties to this Agreement as a result of Transfers permitted herein. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 9.06 Other Businesses; Waiver of Certain Duties: No Recourse.

(a) Each Sponsor and each general partner thereof, each member, limited or general partner of each such general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company, Intelsat or any of their subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company or Intelsat), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, provided that each Sponsor and any Restricted Fund may not engage in or possess an interest in any business that derives more than 10% of its revenue from the leasing, selling or otherwise furnishing of fixed satellite transponder capacity to any Person (a “Competing Business”) so long as such Sponsor has the right to designate at least one Director to the Board or has information rights pursuant to Section 2.05 of this Agreement. “Restricted Fund” means any fund “under common control with” (as such term is defined by Regulation S-X of the Commission) either Sponsor except for any such fund that (i) does not invest in equity securities or (ii) operates as an equity hedge fund, an index fund or equivalent, holding a non-controlling position with respect to such portfolio investments. Each Sponsor and each general partner thereof, each member, limited or general partner of each such general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company, Intelsat or any of their subsidiaries) may (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company, Intelsat or any of their subsidiaries except for any Competing Business, and (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Company, Intelsat or any of its subsidiaries except for any officer that holds the position of chief executive officer, chief operating officer, chief financial officer, general counsel or any other officer that is a member of the Executive Management Team.

(b) Each Shareholder (other than the Sponsors) and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company, Intelsat or any of their subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company or Intelsat), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person. Each Shareholder (other than the Sponsors) and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents may (other than any person who is a full time officer or employee of the Company, Intelsat or any of their subsidiaries) (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Company, Intelsat or any of its subsidiaries and (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries.

(c) None of the Shareholders nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company, Intelsat or any of its subsidiaries or any Shareholder for breach of any fiduciary or other duty, as a Shareholder, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company, Intelsat or any of its subsidiaries.

(d) Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of their successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of its successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 9.07 Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 9.08 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.09 Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company (subject to Board approval) from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock, and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

Section 9.10 Submission to Jurisdiction; Waiver of Jury Trial EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SHAREHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Specific Performance. The Company and the Shareholders hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 9.12 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[Remainder of the page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

SERAFINA HOLDINGS LIMITED

By:	/s/ Denis Villafranca
Name:	Denis Villafranca
Title:	Vice-President

SHAREHOLDERS:

For and on behalf of the Limited Partnerships comprising BC European Capital VIII – 1 to 12 and 14 to 24:

/s/ Matthew Elston
Matthew Elston
Director, CIE Management II Limited acting as General Partner of the Limited Partnerships comprising BC European Capital VIII – 1 to 12 and 14 to 34

/s/ Laurence McNairn
Laurence McNairn
Director, CIE Management II Limited acting as General Partner of the Limited Partnerships comprising BC European Capital VIII – 1 to 12 and 14 to 34

For and on behalf of BC European Capital – Intelsat Co-Investment:

/s/ Matthew Elston
Matthew Elston
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Co-Investment

/s/ Laurence McNairn
Laurence McNairn
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Co-Investment

[Shareholders Agreement (BC Partners/Silver Lake)]

For and on behalf of BC European Capital – Intelsat Co-Investment 1:

/s/ Matthew Elston
Matthew Elston
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Co-Investment 1

/s/ Laurence McNairn
Laurence McNairn
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Co-Investment 1

For and on behalf of BC European Capital – Intelsat Syndication L.P.:

/s/ Matthew Elston
Matthew Elston
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Syndication L.P.

/s/ Laurence McNairn
Laurence McNairn
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Syndication L.P.

For and on behalf of BC European Capital 35 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 35 SC

For and on behalf of BC European Capital 36 SC:

/s/ Matthew Elston Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 36 SC

[Shareholders Agreement (BC Partners/Silver Lake)]

For and on behalf of BC European Capital 37 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 37 SC

For and on behalf of BC European Capital 38 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 38 SC

For and on behalf of BC European Capital 39 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 39 SC

[Shareholders Agreement (BC Partners/Silver Lake)]

SILVER LAKE PARTNERS III, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ Jim Davidson
Name:	Jim Davidson
Title:	Managing Member

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA II (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ Jim Davidson
Name:	Jim Davidson
Title:	Managing Member

[Shareholders Agreement (BC Partners/Silver Lake)]